Exhibit 99.1
Ambac Announces Second Quarter 2015 Results

Second Quarter 2015 Net Income of $282.7 million, or $6.05 per Diluted Share,
Compared to $214.7 million, or $4.57 per Diluted Share, in the First Quarter 2015

Second Quarter 2015 Operating Earnings of $266.0 million, or $5.70 per Diluted Share,
Compared to $247.6 million, or $5.27 per Diluted Share, in the First Quarter 2015

Book Value per share of $39.39 and
Adjusted Book Value per share of $16.49 at June 30, 2015

Adversely Classified Credits Net Par Decreased by 8% to $23.3 billion

NEW YORK, NY, August 10, 2015 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today reported results for the three months ended June 30, 2015.
Commenting on today’s announcement, Nader Tavakoli, Interim President and Chief Executive Officer, said, “We are very pleased to report another successful quarter for Ambac. Operating earnings for the quarter were $266.0 million, or $5.70 per fully diluted share, contributing to an increase in Adjusted Book Value to $16.49 per share at June 30, 2015. Our earnings were positively impacted by favorable loss development in RMBS and Ambac UK and by income from derivatives products, including our macro interest rate overlay. Ambac has now achieved cumulative operating earnings of $1.9 billion, or about $40 per fully diluted share, since emergence. During the quarter, our insured portfolio decreased by another 5% to $130 billion of net par outstanding from $136.8 billion at the end of March. Importantly, adversely classified credits decreased by 8% in the quarter to $23.3 billion. As previously disclosed, we are continuing to actively explore avenues with our regulator and policy holders for a successful conclusion to the rehabilitation proceeding of the Segregated Account."
Mr. Tavakoli continued, “With respect to our insured exposure to Puerto Rico, we increased our reserves to reflect our updated views on probability weighted potential outcomes.  At the same time, we have intensified our efforts to manage outcomes related to our Puerto Rico risk.  Given the long duration of much of our guaranteed exposure, Ambac's interests are naturally aligned with the long-term best interests of the Commonwealth and its people.  We believe that solutions for Puerto Rico's current debt situation and its long-term prosperity include structural changes to improve economic efficiency and growth, along with fiscal reforms and spending disciplines.  Ambac stands ready to help Puerto Rico in meaningful and productive ways."
Warrant Repurchase Program
On June 30, 2015, the Board of Directors authorized the establishment of a warrant repurchase program that permits the repurchase of up to $10 million of warrants. As of August 7, 2015, Ambac has repurchased 538,678 warrants for a total of $4.7 million. As of June 30, 2015 and August 7, 2015, Ambac had 5,039,479 and 4,500,459 warrants outstanding, respectively, with an exercise price of $16.67 per share and expiration date of April 30, 2023.

Net Income and Operating Earnings
Net income in the second quarter of 2015 was $282.7 million, or $6.05 per diluted share, compared to $214.7 million, or $4.57 per diluted share, in the first quarter of 2015. Operating earnings in the second quarter of 2015 were $266.0 million, or $5.70 per diluted share, compared to $247.6 million, or $5.27 per diluted share in the first quarter of 2015.
Net income and operating earnings were positively impacted by favorable loss development in residential mortgage backed securities ("RMBS") and Ambac Assurance UK Limited ("Ambac UK") and income from derivatives products.

Ambac Second Quarter 2015 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q15	1Q15	Amount	Percent
Net premiums earned	$60.9	$65.7	($4.8)	(7)%
Net investment income	64.8	73.0	(8.2)	(11)%
Other than temporary impairment losses	(1.0)	(3.1)	2.1	68%
Net realized investment gains	(5.4)	54.1	(59.5)	(110)%
Net change in fair value of credit derivatives	10.3	(2.5)	12.8	512%
Derivative products revenue	51.0	(37.8)	88.8	235%
Net realized loss on extinguishment of debt	(1.2)	(0.1)	(1.1)	(1,100)%
Income on Variable Interest Entities ("VIEs")	52.6	7.0	45.6	651%
Loss and loss expenses (benefit)	(147.5)	(151.0)	(3.5)	(2)%
Interest and underwriting and operating expenses	54.0	52.4	(1.6)	(3)%
Insurance intangible amortization	38.1	37.4	(0.7)	(2)%
Net income attributable to Common Shareholders	282.7	214.7	68.0	32%
Net income per diluted share	$6.05	$4.57	$1.48	32%
Operating earnings [1]	266.0	247.6	18.4	7%
Operating earnings per diluted share [1]	$5.70	$5.27	$0.43	8%
Book value	1,772.9	1,563.3	209.6	13%
Book value per share	$39.39	$34.74	$4.65	13%
Adjusted book value [1]	741.9	479.0	262.9	55%
Adjusted book value per share [1]	$16.49	$10.64	$5.85	55%

[1]	Non-GAAP Financial Data

Net Premiums Earned
Net premiums earned include normal premiums and accelerated premiums, which result from calls and other policy accelerations. For the second quarter of 2015, net premiums earned were $60.9 million, as compared to $65.7 million in the first quarter of 2015, including accelerations of $13.7 million and $22.9 million, respectively. Normal premiums earned were impacted by the runoff of the insured portfolio as well as pre-refundings of insured securities. The maturity date of pre-refunded securities is shortened to a specified call date from their legal maturity. Although premium revenue recognition is not accelerated in the period of the pre-refunding, the shorter maturity date will increase normal premiums earned over the remaining life of the related policy. Structured finance normal premiums earned were also impacted by improved collectability of premiums related to certain classified transactions. In the second quarter of 2015, accelerated premiums earned primarily related to public finance bonds issued mainly in 2004 and 2005. In the first quarter of 2015, accelerated premiums earned primarily related to public finance activity which included calls related to a single large exposure and insured bonds issued mainly in 2004 and 2005.

The following table provides a summary of net premiums earned for the three month periods ended June 30, 2015 and March 31, 2015, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	June 30, 2015	March 31, 2015
Public Finance	$25.5	$23.9
Structured Finance	10.5	7.6
International Finance	11.2	11.3
Total normal premiums earned	47.2	42.8
Accelerated earnings	13.7	22.9
Total net premiums earned	$60.9	$65.7
Net Investment Income
Net investment income for the second quarter of 2015 was $64.8 million, as compared to $73.0 million for the first quarter of 2015. Net investment income for the second quarter of 2015 was lower than first quarter primarily as a result of trading portfolio performance. Included in Financial Guarantee net investment income were mark-to-market gains on invested assets classified as trading of $1.4 million in the second quarter of 2015, compared to $8.6 million in the first quarter of 2015, resulting primarily from equity market declines in the second quarter compared to strong equity and loan market returns in the first quarter. Excluding trading securities, net investment income from the Financial Guarantee investment portfolio was lower due to a decrease in income from the sale of Ambac insured student loan bonds and lower cash flow from Ambac insured RMBS.
Financial Services investment income continued to decline with the balance of investment agreement assets liquidated to fund investment agreement maturities and calls. Corporate investment income was $2.1 million for the second quarter of 2015, compared with $1.4 million from the first quarter of 2015. Corporate investment income benefited from the acquisition of Ambac insured RMBS.
Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $1.0 million in the second quarter of 2015 compared to $3.1 million in the first quarter of 2015. Net other-than-temporary impairments in both periods were primarily related to changes in expected cash flows on certain Ambac insured RMBS.
Net Realized Investment Gains (Losses)
Net realized investment losses for the second quarter of 2015 were $5.4 million, as compared to gains of $54.1 million for the first quarter of 2015. The second quarter 2015 losses included net gains from investment sales at Ambac Assurance conducted in the normal course of managing the investment portfolio. The first quarter 2015 included gains from the sale of student loan bonds in connection with a commutation and the sale of certain corporate bonds. Net realized investment gains for the second quarter and first quarter of 2015 also included $(7.6) million and $7.2 million, respectively, of net foreign exchange (losses) gains primarily related to Ambac UK’s US dollar denominated investments.
Net Change in Fair Value of Credit Derivatives
The gain attributable to the change in fair value of credit derivatives for the second quarter of 2015 was $10.3 million compared with a loss of $2.5 million for the first quarter of 2015. The change in the fair value of credit derivatives for the second quarter of 2015 reflected the impact of a higher Ambac Assurance credit valuation adjustment (“Ambac CVA”) reflecting a negative shift in market perception of Ambac's credit at the end of the second quarter, partially offset by improved pricing on certain reference obligation securities. The change in fair value of credit derivatives for the first quarter of 2015 reflected declines in certain reference obligation prices partially offset by gains due to foreign exchange. The impact of incorporating the Ambac CVA resulted in gains within the overall change in fair value of credit derivative liabilities of $7.5 million for the second quarter of 2015 and $2.1 million for the first quarter 2015. Credit derivative fees earned were flat at $0.4 million.

Derivative Products
The derivative products portfolio, which includes the macro hedge and other swaps, is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates within the financial guarantee insurance and investment portfolios. Net gains reported in derivative products revenue for the second quarter of 2015 were $51.0 million versus a $37.8 million loss in the first quarter of 2015. Derivative products revenue generally reflects net mark-to-market gains (losses) in the portfolio caused by rising (falling) interest rates and the impact of incorporating the Ambac CVA. Derivative products revenue for the second quarter of 2015 reflects gains caused by rising interest rates and an increase in the Ambac CVA on uncollateralized derivative liabilities, partially offset by a $12.3 million charge related to the downgrade of a counterparty to an uncollateralized swap. The Ambac CVA increased in the second quarter as a result of negative market perception of Ambac credit risk as of June 30, 2015. The net loss for the first quarter resulted from falling interest rates, partially offset by the impact of the Ambac CVA. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in gains within derivative product revenue of $3.0 million for the second quarter of 2015, compared with gains of $12.6 million for the first quarter of 2015.
Income (Loss) on Variable Interest Entities ("VIEs")
Income on VIEs for the second quarter of 2015 was $52.6 million compared to income of $7.0 million in the first quarter of 2015. Income on VIEs for both periods include positive changes to the fair value of net VIE assets. The increase in net VIE assets in the second quarter of 2015 was primarily driven by declines in the fair value of certain VIE note liabilities that are projected to be paid substantially from Ambac Assurance claims. Income on VIEs for the first quarter of 2015 was primarily attributable to accretion of the present value discount of net assets into income.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the second quarter of 2015 were a benefit of $147.5 million, as compared to a benefit of $151.0 million for the first quarter of 2015. The second quarter 2015 benefit primarily related to lower estimated losses in RMBS and a structured transaction insured by Ambac UK, which were partially offset by net adverse developments in domestic public finance and $39.6 million of interest expense on Deferred Amounts.
The RMBS benefit of $111.6 million in the second quarter of 2015, which excludes the impact of the $39.5 million interest expense on Deferred Amounts, was driven by a decrease in first and second lien projected losses.  The lower projected RMBS losses included improvements in projected deal performance driven primarily by HPA partially offset by the impact of higher interest rates.
Domestic public finance loss and loss expenses of $37.8 million in the second quarter of 2015 included a net increase in reserves for Puerto Rico and net changes in other exposures.
Ambac UK loss and loss expense benefit of $126.8 million primarily resulted from a reduction in expected future claims resulting from Ambac's remediation efforts on a structured insurance transaction as well as a benefit from foreign exchange, given that this policy is denominated in a currency other than Ambac UK’s functional currency.
During the second quarter of 2015, net claim and loss expenses recovered, net of reinsurance from all policies, were $15.8 million which included $52.6 million of losses paid and $80.4 million of subrogation received. During the first quarter of 2015, net claim and loss expense payments, net of reinsurance from all policies, were $104.2 million which included $175.6 million of losses paid and $82.4 million of subrogation received. Losses paid in the first quarter of 2015 included payments related to a partial commutation of certain student loan exposures in addition to a special payment related to an RMBS transaction.

Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.4 billion at June 30, 2015 and $3.5 billion at March 31, 2015. The decline in the loss and loss expense reserves resulted primarily from Ambac UK. The following table provides gross loss and loss expense reserves by bond type at June 30, 2015 and March 31, 2015:

($ in millions)	2Q15	1Q15
RMBS [1]	$1,807	$1,842
Student Loans	664	663
Domestic Public Finance [1]	407	381
Ambac UK	409	507
All other credits	12	13
Loss expenses	87	86
Total [1]	$3,386	$3,492

[1]
Gross loss reserves for June 30, 2015 and March 31, 2015 include accrued interest on Deferred Amounts as follows: RMBS: $408 million and $368 million; Domestic Public Finance: $1 million and $1 million; and Total: $409 million and $369 million, respectively.

As of June 30, 2015, approximately $3.4 billion of Deferred Amounts, including accrued interest payable of $409 million, remain unpaid.
Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of representations and warranties ("R&W") and for fraud related to various RMBS transactions. Gross loss and loss expense reserves as of June 30, 2015 and March 31, 2015 were net of $2.557 billion and $2.568 billion, respectively, of estimated R&W subrogation recoveries. The slight decrease in the estimated R&W subrogation recoveries was a result of the reduction in estimated lifetime RMBS losses during the first quarter of 2015. There were no significant changes to the method for estimating R&W subrogation recoveries.
For policies which have estimated R&W subrogation recoveries as of June 30, 2015, Ambac has estimated ultimate losses of $4.084 billion, which include net paid claims of $2.214 billion, and gross loss reserves of $1.870 billion before estimated R&W subrogation recoveries. Gross loss reserves include Deferred Amounts and accrued interest on Deferred Amounts of $1.299 billion and $179 million, respectively. These estimated ultimate losses exclude estimated ultimate losses of $979 million (including interest on Deferred Amounts) associated with policies that are the subject of litigation filed in December 2014 against transaction sponsors asserting claims only for fraudulent inducement. Ambac’s estimated R&W subrogation recoveries do not include potential recoveries attributed solely to the fraudulent inducement claims in its litigations.
Expenses
Underwriting and operating expenses for the second quarter of 2015 were $25.9 million, compared to $24.5 million for the first quarter of 2015. Expenses increased primarily due to post-employment benefits and legal and other costs associated with our efforts to exit rehabilitation, partially offset by a reduction in consulting fees and premium taxes.
At the Fresh Start Reporting Date of April 30, 2013, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended June 30, 2015 was $38.1 million compared to $37.4 million for the first quarter of 2015.
Interest Expense
Interest expense was $28.2 million for the second quarter of 2015, compared to $27.9 million in the first quarter of 2015. Interest expense includes accrued interest on investment agreements and surplus notes issued by Ambac Assurance and the Segregated Account. Additionally, interest expense includes discount accretion on surplus notes as their carrying value is at a discount to par. During the second quarter of 2015, Ambac acquired $11.8 million of Ambac Assurance's surplus notes and recognized related losses on the extinguishment of debt of $1.2 million representing the accelerated recognition of the unamortized discount on the acquired surplus notes. The acquisition reduced interest expense in the second quarter by $0.3 million.

Taxes
The provision for income taxes was $3.9 million for the second quarter of 2015, compared to $1.7 million for the first quarter of 2015. Income tax expense included US Federal alternative minimum taxes of $3.9 million and $1.5 million, respectively.
Net Operating Loss Carry-Forwards ("NOLS")
At June 30, 2015 the Company had $4.7 billion of US Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $3.3 billion at Ambac Assurance.
Ambac Assurance has utilized all of its post determination date NOLs generated from September 30, 2011 through June 30, 2015; however, additional post determination date NOLs may be generated in the future.
Future taxable income of Ambac Assurance will be subject to annual payments to Ambac by NOL usage tier (see below) and after certain credits and any additional post determination date NOLs, under its NOL tolling agreement with Ambac. A credit is available to offset the first $5 million of payments due under each of the NOL usage Tiers A, B, and C. Since the fourth quarter 2014 through June 30, 2015, Ambac Assurance fully utilized its Tier A credit and accrued approximately $11.4 million of tolling payments, including $10.1 million in the second quarter of 2015.
Tolling payments, if any, accrue quarterly and are paid to Ambac in the second quarter following the year in which they are generated.

NOL Usage Tier	Allocated Ambac Assurance NOL Amount	Applicable Percentage
A	The first $0.479 billion	15%
B	The next $1.057 billion after NOL Usage Tier A	40%
C	The next $1.057 billion after NOL Usage Tier B	10%
D	The next $1.057 billion after NOL Usage Tier C	15%
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding declined 5% to $130.0 billion at June 30, 2015, from $136.8 billion at March 31, 2015. Much of this is due to the run-off of $6.5 billion of public finance net par. Adversely classified credits of $23.3 billion decreased by $2.2 billion, or 8%, compared to March 31, 2015.
The breakdown of the insured portfolio by sector changed minimally for the second quarter compared to first quarter of 2015. Public finance was 63% of the total net par outstanding, structured finance was 19% and international was 18%. The General Account represented 71% of the total net par outstanding, the Segregated Account was 13% and Ambac UK was 16%.
Balance Sheet
Total assets increased by approximately $127 million from March 31, 2015 to $25.5 billion at June 30, 2015, primarily due to increases in VIE assets, partially offset by reductions in derivative assets and lower premium receivables from the runoff of the insured portfolio.
The fair value of the consolidated non-VIE investment portfolio was $5.5 billion at June 30, 2015 and March 31, 2015. The fair value of the financial guarantee investment portfolio was $5.1 billion at June 30, 2015 and at March 31, 2015.
Total liabilities decreased by approximately $82 million from March 31, 2015 to $23.5 billion as of June 30, 2015, primarily as a result of lower loss and loss expense reserves, lower derivative liabilities and lower unearned premiums, partially offset by increases in VIE liabilities.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the

Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $266.0 million, or $5.70 per diluted share, for the second quarter 2015 as compared to operating earnings of $247.6 million, or $5.27 per diluted share, for the first quarter 2015.
The following table reconciles net income attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended June 30, 2015 and March 31, 2015, respectively:

	Three Months Ended		Three Months Ended
	June 30, 2015		March 31, 2015
($ in millions, other than per share amounts)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common shareholders	$282.7	$6.05	$214.7	$4.57
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(9.7)	(0.21)	4.4	0.09
Effect of consolidating financial guarantee VIEs	(16.4)	(0.35)	(26.2)	(0.56)
Insurance intangible amortization	38.1	0.82	37.4	0.80
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	(25.7)	(0.55)	29.9	0.64
Fair value (gain) loss on derivatives from Ambac CVA	(3.0)	(0.06)	(12.6)	(0.27)
Operating earnings	$266.0	$5.70	$247.6	$5.27
Weighted-average diluted shares outstanding (in millions)		46.7		46.9
Adjusted Book Value
Adjusted Book Value was $741.9 million, or $16.49 per share, at June 30, 2015, as compared to $479.0 million or, $10.64 per share, at March 31, 2015. The Adjusted Book Value increase from March 31, 2015 to June 30, 2015 of $262.9 million was primarily driven by operating earnings.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	June 30, 2015		March 31, 2015
($ in millions, other than per share amounts)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,772.9	$39.39	$1,563.3	$34.74
Adjustments:
Non-credit impairment fair value losses on credit derivatives	50.4	1.12	60.1	1.34
Effect of consolidating financial guarantee variable interest entities	(363.1)	(8.07)	(338.3)	(7.52)
Insurance intangible asset and goodwill	(1,853.9)	(41.19)	(1,861.8)	(41.37)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(80.2)	(1.78)	(77.2)	(1.72)
Net unearned premiums and fees in excess of expected losses	1,295.2	28.78	1,326.1	29.46
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(79.4)	(1.76)	(193.2)	(4.29)
Adjusted Book Value	$741.9	$16.49	$479.0	$10.64
Shares outstanding (in millions)		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.
Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On August 11, 2015 at 8:00am (ET), Nader Tavakoli, Interim President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss second quarter 2015 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is (855) 427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm. A replay of the call will be available for approximately one week at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 91926537. The webcast will be archived on Ambac's website for approximately 10 days.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc., ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2014 Annual Report on Form 10-K and in Part II, Item 1A of the most recent Quarterly Report on Form 10-Q. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against Ambac Assurance; (6) decisions made by the Rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets or restructure or exchange outstanding debt and insurance obligations, or the failure of any such monetization, restructuring or exchange to deliver anticipated results; (10) our results of operations may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset or impairments to goodwill; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers;(14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited; (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	June 30, 2015	March 31, 2015
Revenues:
Net premiums earned	$60,879	$65,718
Net investment income:
Securities available-for-sale and short-term	62,278	63,332
Other investments	2,475	9,651
Total net investment income	64,753	72,983
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,391)	(10,361)
Portion of gain (loss) recognized in other comprehensive income	371	7,242
Net other-than-temporary impairment losses recognized in earnings	(1,020)	(3,119)
Net realized investment gains	(5,353)	54,101
Change in fair value of credit derivatives:
Realized gains and other settlements	407	419
Unrealized gains (losses)	9,886	(2,918)
Net change in fair value of credit derivatives	10,293	(2,499)
Derivative products	50,999	(37,774)
Net realized losses on extinguishment of debt	(1,246)	(93)
Other income (loss)	(1,156)	(788)
Income on variable interest entities	52,603	6,962
Total revenues	230,752	155,491
Expenses:
Losses and loss (benefit)	(147,477)	(150,952)
Insurance intangible amortization	38,088	37,432
Underwriting and operating expenses	25,873	24,523
Interest expense	28,173	27,908
Total expenses (benefit)	(55,343)	(61,089)
Pre-tax income	286,095	216,580
Provision for income taxes	3,917	1,709
Net income	282,178	214,871
Less: net loss (gain) attributable to noncontrolling interest	(517)	160
Net income attributable to common shareholders	$282,695	$214,711

Net income per basic share	$6.26	$4.75
Net income per diluted share	$6.05	$4.57

Weighted-average number of common shares outstanding:
Basic	45,190,089	45,156,202
Diluted	46,702,772	46,948,999

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Six Months Ended June 30,
(Dollars in thousands, except share data)	2015	2014
Revenues:
Net premiums earned	$126,597	$147,560
Net investment income:
Securities available-for-sale and short-term	125,610	145,689
Other investments	12,126	5,205
Total net investment income	137,736	150,894
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(11,752)	(15,022)
Portion of other-than-temporary impairment recognized in other comprehensive income	7,613	(4,124)
Net other-than-temporary impairment losses recognized in earnings	(4,139)	(19,146)
Net realized investment gains	48,748	19,356
Change in fair value of credit derivatives:
Realized gains and other settlements	826	1,492
Unrealized gains (losses)	6,968	4,671
Net change in fair value of credit derivatives	7,794	6,163
Derivative products	13,225	(101,826)
Net realized losses on extinguishment of debt	(1,339)	—
Other income (expense)	(1,944)	7,160
Income (loss) on variable interest entities	59,565	(43,690)
Total revenues	386,243	166,471
Expenses:
Losses and loss (benefit)	(298,429)	35,306
Insurance intangible amortization	75,520	67,970
Underwriting and operating expenses	50,396	49,819
Interest expense	56,081	64,281
Total expenses (benefit)	(116,432)	217,376
Pre-tax income before reorganization items	502,675	(50,905)
Reorganization items	—	209
Pre-tax income	502,675	(51,114)
Provision for income taxes	5,626	1,070
Net income	$497,049	$(52,184)
Less: net (gain) loss attributable to noncontrolling interest	(357)	(221)
Net income attributable to common shareholders	$497,406	$(51,963)

Net income per share	$11.01	$(1.15)
Net income per diluted share	$10.62	$(1.15)

Weighted-average number of common shares outstanding:
Basic	45,173,239	45,067,539
Diluted	46,835,487	45,067,539

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	June 30, 2015	March 31, 2015
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $4,813,186 and $4,672,886)	$4,892,421	$4,865,750
Fixed income securities pledged as collateral, at fair value (amortized cost: $34,732 and $64,432)	34,903	64,813
Short-term investments, at fair value (amortized cost: $197,070 and $220,980)	197,070	220,980
Other investments (includes $331,697 and $310,578 at fair value)	354,784	332,609
Total investments	5,479,178	5,484,152
Cash and cash equivalents	33,965	26,641
Receivable for securities	2,890	8,779
Investment income due and accrued	25,279	24,994
Premium receivables	936,924	951,999
Reinsurance recoverable on paid and unpaid losses	76,005	79,308
Deferred ceded premium	112,247	117,688
Subrogation recoverable	981,402	984,129
Loans	5,674	5,494
Derivative assets	80,661	113,622
Insurance intangible asset	1,339,427	1,347,295
Goodwill	514,511	514,511
Other assets	163,075	221,252
Variable interest entity assets:
Fixed income securities, at fair value	2,747,181	2,704,657
Restricted cash	5,944	6,219
Investment income due and accrued	1,296	3,783
Loans, at fair value	13,005,216	12,789,201
Other assets	2,761	2,886
Total assets	$25,513,636	$25,386,610
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,528,269	$1,583,615
Loss and loss expense reserves	4,367,414	4,475,991
Ceded premiums payable	58,002	59,268
Obligations under investment agreements	112,215	111,967
Deferred taxes	1,955	1,905
Current taxes	1,670	2,333
Long-term debt	977,751	979,001
Accrued interest payable	339,006	322,408
Derivative liabilities	342,784	447,356
Other liabilities	57,653	56,914
Payable for securities purchased	5,494	34,559
Variable interest entity liabilities:
Accrued interest payable	3,244	5,768
Long-term debt, at fair value	13,595,792	13,341,902
Derivative liabilities	2,075,009	2,125,713
Other liabilities	167	189
Total liabilities	23,466,425	23,548,889
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,006,139 and 45,006,057	450	450
Additional paid-in capital	190,414	189,533
Accumulated other comprehensive income	95,362	169,329
Accumulated earnings	1,486,696	1,204,001
Treasury stock, shares at cost: 2,459 and 2,459	(56)	(56)
Total Ambac Financial Group, Inc. stockholders’ equity	1,772,866	1,563,257
Noncontrolling interest	274,345	274,464
Total stockholders’ equity	2,047,211	1,837,721
Total liabilities and stockholders’ equity	$25,513,636	$25,386,610